UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

IMMUNOMEDICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Immunomedics, Inc.
300 The American Road,

Morris Plains, New Jersey 07950

THIRD SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

The following information (this “Third Supplement”) supplements, amends and, to the extent inconsistent, supersedes the corresponding information in (1) the Proxy Statement (the “Proxy Statement”) for the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”) of Immunomedics, Inc. (“Immunomedics”, the “Company,” “we,” “us,” or “our”) dated November 2, 2016 as filed with the Securities and Exchange Commission (the “SEC”) and previously furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”), (2) the supplement (the “First Supplement”) to the Proxy Statement furnished to stockholders by the Board on or about January 9, 2017 and filed with the SEC on the same date, and (3) the supplement (the “Second Supplement”) to the Proxy Statement furnished to stockholders by the Board on or about February 10, 2017 and filed with the SEC on the same date.

THIS THIRD SUPPLEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT, THE FIRST SUPPLEMENT, AND THE SECOND SUPPLEMENT.

Except as specifically amended or supplemented by the information contained in this Third Supplement, all information set forth in the First Supplement and Second Supplement remain accurate and should be considered in casting your vote by proxy or in person at the 2016 Annual Meeting.

SUPPLEMENTAL DISCLOSURE

The Company Has Amended and Restated its By-laws.

On February 10, 2017, the Company amended, upon approval by the Board, Section 3.3 of the By-laws of the Company (the “By-laws”) in order to provide that, in any contested election of directors plurality voting applies as voting standard, i.e., the nominees receiving the highest numbers of votes “for” such nominee’s election will be elected. The Board adopted this amendment to eliminate the risk of a “failed election.” Under the previous Section 3.3 of the By-laws, the election of a nominee required the affirmative vote of a majority of the votes cast. This majority voting regime created the risk that less than seven candidates will be elected to the Board at the 2016 Annual Meeting. That is because it is possible that less than seven candidates achieve an affirmative vote of a majority of the votes cast due to “against” votes. Pursuant to the “holdover” rule under DGCL §141(b), the incumbent members of the Board would have remained in office even if they received less votes than the candidates of venBio Select Advisor LLC (“venBio”) to the extent venBio’s candidates failed to achieve a majority of the votes. The Board believes that such an outcome would not have been fair to venBio and its candidates and not be reflective of shareholder democracy. Therefore, the Board amended the By-laws accordingly.

The Company also amended, upon approval by the Board, Section 8.5 of the By-laws in order to ensure that expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any person entitled to indemnification under the terms of the By-Laws

The full text of the Second Amendment to the By-laws has been attached as Exhibit 3.4 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 10, 2017.

Proposal 1—Election of Directors.

To elect each director nominee, if a quorum is present or represented by proxy at the meeting, directors receiving the highest number of votes “for” will be elected. Broker non-votes and abstentions do not count as votes cast for or against any nominee and will therefore have no effect on the outcome of the vote, but will be counted in determining whether there is a quorum for the Annual Meeting.

Participants in the Solicitation

Immunomedics, Inc. (the “Company”), its directors and certain of its executive officers are participants in the solicitation of proxies from Company stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. The Company has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company stockholders. COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials filed by the Company with the SEC. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.immunomedics.com, by writing to Immunomedics, Inc. at 300 The American Road, Morris Plains, New Jersey 07950, or by calling the Company’s proxy solicitor, or by calling Dr. Chau Cheng, Senior Director, Investor Relations & Corporate Secretary, (973) 605-8200, extension 123.